Press Release

Contacts:

For GateHouse Media:

Media: Kirk Davis, 617-786-7018

Investors: Mark Maring, 585-598-6874

For The New York Times Company

Catherine J. Mathis, 212-556-1981; mathis@nytimes.com

Abbe Serphos, 212-556-4425; serphos@nytimes.com

This press release can be downloaded from www.nytco.com and www.gatehousemedia.com

GATEHOUSE MEDIA AND THE NEW YORK TIMES COMPANY ANNOUNCE SETTLEMENT OF LAWSUIT

NEW YORK, January 26, 2009 – GateHouse Media and The New York Times Company, parent of The Boston Globe and Boston.com, announced today that they have reached a settlement in the case of GateHouse Media Massachusetts I, Inc. v. The New York Times Company.

Under the terms of the settlement, neither party paid damages or admitted any wrongdoing. A copy of the agreement can be found at: http://nytco.com/press/index.html or http://investors.gatehousemedia.com/releases.cfm

GateHouse Media, Inc. (OTC: GHSE.), headquartered in Fairport, New York, is one of the largest publishers of locally based print and online media in the United States as measured by its 92 daily publications. GateHouse Media currently serves local audiences of more than 10 million per week across 21 states through hundreds of community publications and local websites.

The New York Times Company (NYSE: NYT), a leading media company with 2008 revenues of $2.9 billion, includes The New York Times, the International Herald Tribune, The Boston Globe, 16 other daily newspapers, WQXR-FM and more than 50 Web sites, including NYTimes.com, Boston.com and About.com. The Company’s core purpose is to enhance society by creating, collecting and distributing high-quality news, information and entertainment.

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